Exhibit 99.1

SOLO CUP COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions)

	For the thirteen weeks ended
	March 27, 2011	March 28, 2010
Net sales	$371.1	$344.9
Cost of goods sold	340.7	306.6
Gross profit	30.4	38.3
Selling, general and administrative expenses	35.6	34.8
Loss on asset disposals	0.5	1.0
Operating (loss) income	(5.7)	2.5
Interest expense, net	17.3	17.1
Foreign currency exchange loss, net	2.2	1.4
Loss before income taxes	(25.2)	(16.0)
Income tax provision	0.1	0.5
Net loss	$(25.3)	$(16.5)

Reconciliation of net loss to EBITDA (non-GAAP measure)

	March 27, 2011	March 28, 2010
Net loss (1)	$(25.3)	$(16.5)
Interest expense, net	17.3	17.1
Income tax provision	0.1	0.5
Depreciation and amortization (excluding accelerated depreciation)	16.7	17.0
Accelerated depreciation	9.5	—
EBITDA (non-GAAP measure)	$18.3	$18.1

(1) Net loss includes the following items, which are listed here to provide information for purposes of additional analysis

	March 27, 2011	March 28, 2010
Plant closure and severance costs	$2.6	$—
Closed plant inefficiencies	3.0	—
Loss on asset disposals	0.5	1.0
Foreign currency exchange loss, net	2.2	1.4
Long-term incentive plan	—	(0.2)

SOLO CUP COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 27, 2011	December 26, 2010
Assets
Cash and cash equivalents	$16.4	$21.5
Accounts receivable, net	131.1	120.7
Inventories	272.4	227.6
Deferred income taxes	11.3	13.1
Other current assets	22.5	25.8
Total current assets	453.7	408.7
Property, plant and equipment, net	410.8	429.1
Other assets	25.1	26.9
Total assets	889.6	864.7
Liabilities and Shareholder’s Deficit
Accounts payable	$89.0	$63.1
Accrued expenses	54.1	55.9
Current maturities of long-term debt	0.4	0.4
Other current liabilities	57.3	59.2
Total current liabilities	200.8	178.6
Long-term debt, net of current maturities	664.6	637.3
Deferred income taxes	12.7	14.9
Other liabilities	121.0	121.4
Total liabilities	999.1	952.2
Total shareholder’s deficit	(109.5)	(87.5)
Total liabilities and shareholder’s deficit	$889.6	$864.7

SOLO CUP COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Thirteen weeks ended
	March 27, 2011	March 28, 2010
Cash flows from operating activities
Net loss	$(25.3)	$(16.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26.2	17.0
Deferred financing fee amortization	1.8	1.7
Loss on asset disposals	0.5	1.0
Deferred income taxes	0.1	(0.3)
Foreign currency exchange loss, net	2.2	1.4
Changes in operating assets and liabilities	(33.3)	(30.4)
Other, net	0.5	0.7
Net cash used in operating activities	(27.3)	(25.4)
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	1.1	—
Purchases of property, plant and equipment	(7.2)	(20.0)
Decrease in restricted cash	1.9	2.2
Net cash used in investing activities	(4.2)	(17.8)
Cash flows from financing activities
Net borrowings under revolving credit facilities	27.0	42.3
Repayments of term notes	—	(0.3)
Repayments of other debt	(0.1)	(0.1)
Return of capital to parent	—	(0.1)
Debt issuance costs	—	(0.5)
Net cash provided by financing activities	26.9	41.3
Effect of exchange rate changes on cash	(0.6)	0.3
Net decrease in cash and cash equivalents	(5.1)	(1.6)
Cash and cash equivalents, beginning of period	21.5	30.0
Cash and cash equivalents, end of period	$16.4	$28.4